Exhibit 8.1
WNS (HOLDINGS) LIMITED
LIST OF SUBSIDIARIES

S/No.	Name of Subsidiary	Place of Incorporation

1.	WNS Global Services Netherlands Cooperative U.A.	The Netherlands

2.	WNS North America Inc.	Delaware, USA

3.	WNS Global Services (UK) Limited	United Kingdom

4.	WNS (Mauritius) Limited	Mauritius

5.	Town & Country Assistance Limited	United Kingdom

6.	WNS Global Services (Romania) S.R.L.	Romania

7.	WNS Philippines Inc.	The Philippines

8.	WNS Mortgage Services Private Limited	India

9.	WNS Workflow Technologies Limited	United Kingdom

10.	WNS Workflow Technologies (India) Private Limited	India

11.	Chang Limited	United Kingdom

12.	Call 24x7 Limited	United Kingdom

13.	WNS Global Services Private Limited	India

14.	NTrance Customer Services Private Limited	India

15.	WNS Global Services (Private) Limited	Sri Lanka

16.	First Offshoring Technologies Private Limited	India

17.	Marketics (Technologies) India Private Limited	India

18.	Marketics, Inc.	Delaware, USA

19.	WNS Capital Investment Limited	Mauritius

20.	Aviva Global Services Singapore Private Limited	Singapore

21.	Aviva Global Services Lanka (Private) Limited	Sri Lanka

22.	Aviva Global Shared Services Private Limited	India

23.	Aviva Global Services (Bangalore) Private Limited	India

24.	Customer Operational Services (Chennai) Private Limited	India

25.	Business Applications Associates Limited	United Kingdom

26.	Business Associates Application, Inc.	Delaware, USA

27.	Baizan International Software Technology (Beijing) Co. Ltd.	China